Exhibit 99.1

MEDIA CONTACT:                            STOCKHOLDER CONTACT:
Rebecca Shroyer                           Heather Gentry
(212) 850-1239                            212/850-1408
shroyerr@jwseligman.com                   gentryh@jwseligman.com



Seligman LaSalle International Real Estate Fund (NYSE: SLS) To Repurchase Shares

NEW YORK, October 18, 2007 - Seligman LaSalle International Real Estate Fund (NYSE: SLS) announced that it intends to begin open market purchases of its common stock, provided that such shares are trading at a discount to their net asset value. The purchases are intended to approximately offset the growth in the number of the Fund's outstanding shares of common stock resulting from Stockholders receiving all or part of a certain portion of their distributions in shares of common stock, rather than cash. All purchases are subject to certain limitations.


Seligman LaSalle International Real Estate Fund is a closed-end investment company that trades on the New York Stock Exchange. Its primary investment objective is long-term capital appreciation, with current income as a secondary objective.

The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. Closed-end funds frequently trade at a discount to their net asset values.

The actual amounts and sources of the amounts of distributions may include return of capital, which will depend upon the Fund's investment performance for the remainder of its year. A return of capital may occur, for example, when some or all of the money invested in the Fund is paid back to the investors. A return of capital distribution does not necessarily reflect the Fund's investment performance and should not be considered "yield" or "income." The Real Estate Investment Trusts (REITs) in which the Fund invests do not provide information about the sources of the distributions they pay to the Fund until after the end of each year. This can result in the Fund having to reclassify amounts previously included in net investment income. Accordingly, the exact amount of Fund distributions, if any, that will be in excess of the net investment income for the full calendar year, cannot be determined at this time.

Persons who periodically receive distribution payments consisting of a return of capital may be under the impression that they are receiving net profits on their investment when they are not. Stockholders should not assume that the source of any distributions from the Fund is net profits of the Fund.

Real estate investments may be subject to specific risks, such as risks to general and local economic conditions, and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments. The Fund is a "non-diversified" closed-end fund and thus may hold fewer securities than other funds. A decline in the value of those investments would cause the Fund's overall value to decline to a greater degree than if the Fund held a more diversified portfolio.

Dividends paid by the Fund will be taxable as ordinary income. It is not expected that income dividends paid by the Fund will be eligible for the reduction in dividend tax rates set forth in the Jobs and Growth Tax Relief Reconciliation Act of 2003.

There is no guarantee that the Fund's investment goals/objectives will be met, and you could lose money.

The Fund's shares do not represent a deposit in or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not insured by the FDIC, the Federal Reserve Board or any other government agency. There is no assurance that the Corporation will achieve its investment objectives and investors could lose money.

About the Fund's Investment Manager

J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, was founded in 1864. In addition to providing management and advisory services to institutional clients, the firm and its affiliates provide individuals a broad array of investment options, including the US-based Seligman Group of Funds with more than 60 portfolios. Additionally, the firm manages Tri-Continental Corporation, which is traded on the New York Stock Exchange, and a range of offshore investments available exclusively for non-US investors. J. &
W. Seligman & Co. Incorporated has an additional office in Palo Alto, California. Seligman Advisors, Inc. is the principal underwriter for the Seligman mutual funds. Seligman Services, Inc. provides client services to shareholders. Seligman Advisors, Inc. and Seligman Services, Inc. are members of the NASD and are each an affiliate of J. & W. Seligman & Co. Incorporated.

About the Fund's Subadvisers

LaSalle Investment Management (Securities) L.P., with offices in Baltimore and Hong Kong, and LaSalle Investment Management (Securities) B.V., located in Amsterdam (collectively, "LaSalle Securities"), provide subadvisory services to the Funds. LaSalle Securities is a leading real estate securities investment manager for pension funds, as well as institutional and retail investors around the globe. With more than 20 years combined investment experience, LaSalle Securities had approximately $10 billion of assets under management in listed real estate securities at June 30, 2007, including US, European, international, and global mandates. LaSalle Securities is part of LaSalle Investment Management and, as such, benefits from the resources of both LaSalle Investment Management and its parent company, Jones Lang LaSalle Incorporated, a NYSE-listed real estate services company.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund's most recent periodic reports, when available, and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing or sending money.

Distributed by Seligman Advisors, Inc. Seligman Advisors, Inc., and Seligman Services, Inc. are members of the NASD and are each an affiliate of J. & W. Seligman & Co. Incorporated.